UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

HOMELAND SECURITY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23279	52-2050585
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 North Glebe Road, Suite 550 Arlington, VA	22201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 528-7073

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 5, 2011, Homeland Security Capital Corporation (the “Company”) completed the acquisition of all of the assets and properties of, and the assumption of certain liabilities from (the “Assets”), Default Servicing, LLC (“Default”), pursuant to the previously announced Asset Purchase Agreement (the “Purchase Agreement”) the Company entered into on June 22, 2011 with Default Servicing USA, Inc., a subsidiary of the Company (“Buyer”), Default and DAL Group, LLC, the sole member of Default.

Default is engaged in the business of providing real estate-owned, liquidation-related services, including property inspection, eviction and broker assignment services. The Assets acquired include, among other things, certain contract rights of Default, certain office furniture and equipment located at Default’s offices in Kentucky, and other rights and interests of Default, including goodwill.

In consideration for the Assets, the Company paid at closing an aggregate purchase price of $480,000 in cash. In addition, the Company may pay up to an additional $2.9 million in contingent payments, if any, subject to the achievement of specified net revenue measurement metrics during each calendar month through 2014.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission of June 23, 2011 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed no later than 71 days from the date of this Current Report on Form 8-K.

(b) Pro forma financial information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed no later than 71 days from the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOMELAND SECURITY CAPTIAL CORPORATION

By:	/s/ C. Thomas McMillen

Name: C. Thomas McMillen Title: Chief Executive Officer

Date: July 11, 2011